ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                   KIRSHNER ENTERTAIMENT & TECHNOLOGIES, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of KIRSHNER ENTERTAIMENT & TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), does hereby certify that the following resolutions were adopted pursuant to the authority of the Board of Directors of the Corporation:

         A. Creation of Series A Convertible Preferred Stock That pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of said Corporation, said Board of Directors adopt a resolution providing for the issuance of a Series of 500,000 shares of Series A Preferred Stock pursuant to a written consent, dated May 11, 2005, which resolution is as follows:

                      SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation, Amounts and Stated Value. The designation of this series, which consists of Five Hundred Thousand (500,000) shares of Preferred Stock, is the Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The "Stated Value" of the Series A Preferred Stock shall be $.80 per share. The shares have no par value per share.

2. Dividends. The Series A Preferred Stock shall be entitled to receive a Six Percent (6%) per annum cumulative dividend when, as and if, declared by the Board of Directors of the Corporation. The dividend shall be payable annually in arrears commencing on May 31, 2006, in cash or in shares of Common Stock of the Corporation at the option of the Corporation. If the dividend is paid in shares of Common Stock, then such shares will be valued at the average closing price of the Common Stock of the Corporation for the 10 trading days immediately preceding the date of such dividend.

3. Rank. The Series A Preferred Stock shall rank parri passu with any other series of preferred stock hereafter designated by the Corporation and not designated as senior securities or subordinate to the Series A Convertible Preferred Stock.

4. Voting Rights. The Series A Preferred Stock shall have no voting rights except as provided and mandated under the laws of the State of Florida.

5. Redemption and Call Rights. The Series A Preferred Stock shall not be subject to any redemption rights on behalf of the Corporation or subject to call by any holder of the Series A Preferred Stock.

6. Holder Conversion Rights. The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock:

                  A. Conversion at Holders' Option. Holders shall have the right to convert their Series A Preferred Stock one or more times in their sole discretion, into Common Stock. The per share value used to determine the number of shares of Common Stock the Holder would receive upon such conversion ("Conversion "Price") shall be $0.08.

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                  B. Limitation on Conversion. The holder shall have no right to convert Series A Preferred Stock if by virtue of such conversion the holder shall become the beneficial owner of 5% or more of the Corporation's Common Stock.

                  C. Adjustments to Conversion Ratio. In the event the Corporation shall (i) make or issue a dividend or other distribution payable in Common Stock (other than with respect to the Series A Preferred Stock); (ii) subdivide outstanding shares of Common Stock into a larger number of shares; or
(iii) combine outstanding shares of Common Stock into a smaller number of shares, the conversion ratio shall be adjusted appropriately by the Corporation's Board of Directors.

                  D. Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 6), then in each such event, the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

                  E. Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the conversion ratio, the Corporation, at its expense, will seek to furnish each holder of Series A Preferred Stock with a certificate, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                  F. Exercise of Conversion. Promptly after the conversion date, the Corporation shall determine the conversion ratio. The Corporation shall deliver to each holder of Series A Preferred Stock a certificate stating the conversion ratio and providing such holder instructions as to where to deliver its Series A Preferred Stock certificates, and upon surrender of such certificates for cancellation, certificates representing the number of the Corporation's common shares into which such Series A Preferred Stock is converted. No fractional shares shall be issued, and, in lieu of any such fractional securities, each holder of Series A Preferred Stock who will otherwise be entitled to a fraction of a share upon surrender shall receive the next highest whole share.

                  G. Reservation of Common Stock. The Corporation shall at all times use its best efforts and reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

7. Consolidation, Merger, Exchange, Etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series A Preferred Stock shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Series A Preferred Stock.

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8. Designation of Additional Series. The Board of Directors of the Corporation
shall have the right to designate other shares of Preferred Stock having dividend, liquidation, or other preferences equal to, subordinate to, or superior to the rights of holders of the Series A Preferred Stock. Such preferences shall be determined in the resolutions creating such subsequent series.

9. Vote to Change the Terms of Series A Convertible Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than fifty percent (50%) of the then outstanding Series A Preferred Stock, shall be required for any change to the Corporation's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Convertible Stock.

10. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificates, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock in which case such Series A Preferred Stock shall be converted pursuant to the terms of the Corporation's Articles of Incorporation and a preferred stock certificate shall only be issued if required pursuant to the terms hereof.

11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Amendment to the Articles of Incorporation shall be cumulative and in addition to all other remedies available under this Amendment to the Articles of Incorporation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Amendment to the Articles of Incorporation. The Corporation covenants to each holder of Series A Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof).

12. Specific Shall Not Limit General; Construction. No specific provision contained this Amendment to the Articles of Incorporation shall limit or modify any more general provision contained herein. This Amendment to the Articles of Incorporation shall be deemed to be jointly drafted by the Corporation and all holders and shall not be construed against any person as the drafter hereof.

13. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.


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         B. Authority to Amend. These Articles of Amendment were adopted by the unanimous consent of the Corporation's Board of Directors on May 11, 2005 and no shareholder consent was required for the adoption thereof pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of said Corporation

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of May 11, 2005.

                                   KIRSHNER ENTERTAIMENT & TECHNOLOGIES, INC.


                                By:
                                   -------------------------------------------
                                     XueLian Bian, President